USPB UPDATE
Volume 20, Issue 6	www.uspremiumbeef.com	November 10, 2016

National Beef Leathers

In 2009, National Beef Packing Company, LLC (National Beef), purchased a hide processing facility in St. Joseph, Missouri, which is now known as National Beef Leathers. Over the past seven years, after nearly $30 million in plant and facility improvements, the plant is an efficient, state-of-the-art hide processing facility that is among the industry’s best.

“National Beef is capable of processing over 55,000 hides per week from the Liberal and Dodge City, Kansas, slaughter and fabrication facilities,” said Carey Hoskinson, Vice President and General Manager of National Beef Leathers. “We use only hides from National Beef’s plants, and they are shipped from our southwest Kansas beef processing facilities in refrigerated trucks to the tannery in St. Joseph. Once we receive them, over the course of the next several days, the beef hides are processed into wet blue hides that are shipped worldwide.” Once the hides are ready to leave the St. Joseph facility, they

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FY 2016 Annual Meeting
March 23, 2017 in Dodge City

Mark your calendar for U.S. Premium Beef’s fiscal year 2016 annual meeting, which will held at the United Wireless Arena & Conference Center in Dodge City, Kansas on Thursday, March 23, 2017. This one-day meeting will feature a late afternoon business meeting, followed by a reception and dinner. Mitch Holthus, play-by-play voice of the Kansas City Chiefs, will be the featured dinner speaker. Mitch is a Smith Center, Kansas native and was the former radio announcer for the Kansas State Wildcats. Watch upcoming issues of the UPDATE for more information about the annual meeting. We look forward to seeing you March 23, 2017 in Dodge City.♦

USPB Files Third Quarter Results

U.S. Premium Beef (USPB) has finalized its financial results for the third quarter of fiscal year 2016 and has filed them with the Securities and Exchange Commission. During the quarter, USPB continued to build upon the financial improvement started in the first half of the year. For the third quarter, which ended September 24, 2016, USPB recorded net income of $15.6 million compared to a net loss of $5.3 million in the same period in the prior year, an improvement of approximately $20.9 million. Year-to-date, USPB realized net income of $26.9 million compared to a net loss of $13.0 million for the same period in the prior year, an improvement of approximately $39.9 million.

Improved gross margins at National Beef were the primary driver of the improvement in USPB’s financial results. In the third quarter, National Beef recorded net income of $107.9 million compared to a net loss of $32.2 million in the same period in the prior year, an improvement of approximately $140.1 million. Year-to-date, National Beef realized net income of $191.1 million compared to a net loss of $75.4 million for the same period in the prior year, an improvement of approximately $266.5 million.♦

Kansas City Steaks

The Kansas City Steak Company®, which is owned by National Beef Packing Co., sells high-quality, grain-fed beef along with a selection of poultry, pork, seafood, gourmet sides and desserts, and more. The Kansas City Steak Company is currently offering U.S. Premium Beef producers a 15% discount on orders placed before December 31, 2016. Go to www.kansascitysteaks.com and enter Priority Code USPB15 at check out, or call 888-527-8325. Ordering is fast and easy and they ship right to your door, or any door, anywhere in America. Remember to call The Kansas City Steak Company as you are planning holiday meals or gifts.♦

Did You Know...

✓Delivery Year 2017 started August 29. If you have delivery rights you do not plan on using in delivery year 2017 and would like USPB to help you get them leased to other producers, please call our office at 866-877-2525.♦

Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S Premium Beef.

Industry wide, brine cured beef hides bring $55-$65 apiece on the market. Premium hides can be of higher value, while blemished hides can bring significantly less. Product damage due to branding, injury, scratches, and insects remain major issues for the tannery.♦

BENCHMARK PERFORMANCE DATA TABLE
Base Grid Cattle Harvested in KS Plants 10/9/16 to 11/05/16
(Numbers in Percent)	Base Grid
	All	Top 25%
Yield	64.27	64.84
Prime	4.53	7.61
CH & PR	86.72	90.87
CAB	23.98	28.11
BCP	17.08	17.19
Ungraded	1.23	1.09
Hard Bone	0.61	0.33
YG1	12.69	10.38
YG2	37.27	35.78
YG3	37.68	41.18
YG4	11.08	11.51
YG5	1.29	1.15
Light Weight	0.15	0.06
Heavy Weight	3.24	1.71
Average Grid Premiums/Discounts ($/Head)
Quality Grade	$24.95	$35.18
Yield Benefit	$12.34	$25.06
Yield Grade	$0.03	$0.11
Out Weight	-$6.25	-$3.20
Natural	$2.04	$8.16
Total Premium	$33.11	$65.31
National Beef Leathers...	continued from page 1

are shipped to a railhead distribution center near Kansas City. From there, they are sent to either coast, where they will be shipped to a final destination overseas.

Data from the United States Department of Agriculture indicates that as of October 24, the current market for beef byproducts (also referred to as drop value, or drop credit) for a 1,400 lb. steer was $11.72 per cwt. (live basis). The value of the hide can be 30-40% of the total value of the by-products. Just as U.S. Premium Beef deliverers have done with their cattle, National Beef Leathers has designed processes and procedures to increase the value of the hides shipped worldwide.

“Over 90% of the beef hides processed in the United States are shipped to final destinations overseas,” stated John Hochstein, National Beef Leathers Vice President of Hide and Leather Sales. “Approximately 60% of finished hides are shipped to China, 15% to South Korea, and the balance to customers in Europe, Mexico, Taiwan, Vietnam, and elsewhere.” Hochstein added, “Approximately 40% of beef hides are used for footwear, while 30% of hides are used in the automobile industry, and the balance in furniture and accessories such as belts and gloves.” The world has about 275 million beef hides to process annually, according to Hochstein. “Beef hides are the preferred material for many leather items compared to goat, lamb and pork skins. Those are used more in garments and as linings in various textiles.”

Many major improvements have been made recently at National Beef Leathers. “We have spent considerable time and money in processes and equipment that reduce the amount of water used in the tanning and curing process,” said Hoskinson. “As such, the moisture content of many of our waste products that must be hauled away is down considerably. That saves tremendously on freight and landfill charges.” Additional capital expenditures have enhanced the plant’s ability to weigh, sort and grade hides for quality.